Ex. 99.2

MOXIE FREEDOM LLC

Interim Financial Statements

For the Three and Nine Months Ended September 30, 2025
(Unaudited)

Index
For the Three and Nine Months Ended September 30, 2025

INDEPENDENT AUDITORS' REPORT

CONDENSED BALANCE SHEET AS OF SEPTEMBER 30, 2025 (UNAUDITED)	F-2

CONDENSED STATEMENT OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)	F-3

CONDENSED STATEMENT OF CHANGES IN MEMBER’S CAPITAL FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)	F-4

CONDENSED STATEMENT OF CASH FLOWS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 (UNAUDITED)	F-5

NOTES TO CONDENSED FINANCIAL STATEMENTS	F-6 to F-17

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Independent Auditors’ Review Report

The Member
Moxie Freedom LLC:
Results of Review of Condensed Interim Financial Information
We have reviewed the condensed financial statements of Moxie Freedom LLC (the Company), which comprise the condensed balance sheet as of September 30, 2025, the related condensed statements of operations for the three-month and nine-month periods ended September 30, 2025, and the related condensed statements of cash flows and changes in Member’s Capital for the nine-month period ended September 30, 2025, and the related notes (collectively referred to as the condensed interim financial information).
Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed interim financial information for it to be in accordance with U.S. generally accepted accounting principles.
Basis for Review Results
We conducted our review in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information. A review of condensed interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of condensed interim financial information is substantially less in scope than an audit conducted in accordance with GAAS, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our review. We believe that the results of the review procedures provide a reasonable basis for our conclusion.
Responsibilities of Management for the Condensed Interim Financial Information
Management is responsible for the preparation and fair presentation of the condensed interim financial information in accordance with U.S. generally accepted accounting principles and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of condensed interim financial information that is free from material misstatement, whether due to fraud or error.
Report on Condensed Balance Sheet as of December 31, 2024
We have previously audited, in accordance with GAAS, the balance sheet as of December 31, 2024, and the related statements of operations, cash flows, and changes in member’s capital for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited financial statements in our report dated March 31, 2025. In our opinion, the accompanying condensed balance sheet of the Company as of December 31, 2024 is consistent, in all material respects, with the audited financial statements from which it has been derived.

/s/ KMPG LLP
Philadelphia, Pennsylvania
November 26, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

MOXIE FREEDOM, LLC
Condensed Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$867	$761
Restricted cash	21,096	1,088
Current portion of derivative assets	815	1,582
Accounts receivable	13,566	10,271
Materials and supplies	3,865	3,872
Prepaid expenses and other current assets	1,525	4,925
Total current assets	41,734	22,499

Property, plant & equipment	607,145	626,777
Land	8,479	8,479
Long term portion of derivative assets	155	2,402
Other assets	24,295	25,144
Total assets	$681,808	$685,301

Liabilities and Members’ Capital
Current liabilities
Accounts payable and accrued expenses	$13,453	$7,354
Current portion of project loan and subordinated loan	4,400	4,400
Current portion of derivative liabilities	8,657	2,991
Total current liabilities	26,510	14,745

Derivative liabilities	2,545	7,181
Project loan	334,925	373,781
Total liabilities	363,980	395,707

Members’ capital	317,828	289,594
Total member's Capital	317,828	289,594
Total liabilities and members’ capital	$681,808	$685,301

The accompanying notes are an integral part of these condensed financial statements.

MOXIE FREEDOM, LLC
Condensed Statement of Statements of Operations
(Unaudited)
(in thousands)

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Revenue:
Electricity sales	$87,639	$246,842
Total revenue	87,639	246,842

Operating expenses:
Fuel expenses	35,720	120,512
Plant operating expenses	7,271	21,693
General and administrative expense	1,562	3,052
Depreciation expense	6,625	19,873
Total operating expenses	51,178	165,130
Operating income	36,461	81,712

Other expenses:
Deferred financing cost amortization expense	860	2,658
Interest expense	7,311	27,142
Total other expenses	8,171	29,800

Net income	$28,290	$51,912

The accompanying notes are an integral part of these condensed financial statements.

MOXIE FREEDOM, LLC
Statement of Changes in Member’s Capital
(Unaudited)
(in thousands)

Total Member's Capital
Member’s capital at December 31, 2024	$289,594
Net income	51,912
Equity distributions	(23,678)
Member’s capital at September 30, 2025	$317,828

The accompanying notes are an integral part of these condensed financial statements.

MOXIE FREEDOM, LLC
Condensed Statement of Cash Flows
(Unaudited)
(in thousands)

Nine Months Ended September 30, 2025
Cash flows from operating activities:
Net income	$51,912
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	19,873
Deferred financing cost amortization expense	2,658
Unrealized gain on power swaps	(821)
Unrealized loss on gas swaps	50
Unrealized loss on interest rate swaps	4,816
Change in operating assets and liabilities:
Accounts receivable	(3,295)
Accounts payable, accrued expenses and accrued interest	6,100
Prepaid expenses and other assets	4,256
Net cash provided by operating activities	85,548

Cash flows from investing activities:
Capital expenditures	(241)
Net cash used in investing activities	(241)

Cash flows from financing activities:
Payment of principal	(41,515)
Distribution to member	(23,678)
Net cash used in financing activities	(65,193)

Net change in cash and cash equivalents	20,114
Cash, restricted cash and cash equivalents at beginning of year	1,849
Cash, restricted cash and cash equivalents at end of year	$21,963

Supplemental cash flow information:
Cash paid for interest	$22,326

The accompanying notes are an integral part of these condensed financial statements.

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)
(1)Organization and Operation of the Company
(a)Description of Business
Moxie Freedom LLC (the Company) was formed on March 4, 2014, as a Delaware limited liability company to develop, finance, construct, own, and operate a gas-fired combined cycle power generation facility with a capacity of approximately 1,105 megawats (MW) that is located in Salem Township, Luzerne County, Pennsylvania (the Project or the Facility). The Company’s members were Moxie Energy, LLC and various related individuals until November 9, 2015 when 100% of all outstanding interest was transferred to Moxie Freedom Holdings LLC, an affiliate. The Company is governed by a limited liability company agreement.
The Company started construction of the Project during 2015 and was placed in commercial operation on September 1, 2018, its commercial operation date (COD).
On July 17, 2025, Talen Energy entered into an agreement to acquire the Moxie Freedom Energy Center in Salem Township, Pennsylvania, and the Guernsey Power Station in Ohio from Caithness Energy for approximately $3.5 billion. The acquisitions closed on November 25, 2025. No adjustments have been made to the condensed financial statements as of September 30, 2025 related to these transactions.
(2)Summary of Significant Accounting Policies
(a)Basis of Accounting and Presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and reflects all adjustments, which the Company believes are necessary to fairly present the financial position, results of operations, and cash flows of the Company for the three and nine months ended September 30, 2025.
(b)Accounts Receivable and Revenue Recognition
Accounts receivable consists of receivables from PJM Interconnection, LLC (PJM) for capacity, energy, and ancillary services payments. The Company earns merchant revenue for incremental capacity, energy, and ancillary services provided to PJM. Merchant capacity, energy, and ancillary services revenue is recorded as electricity sales at the end of each operating period based upon energy delivered and services provided during the period.
In the normal course of business, the Company has future performance obligations for capacity sales awarded through market-based capacity auctions and (or) for capacity sales under bilateral contractual arrangements.
The PJM Base Residual Auction (BRA) for the 2025/2026 PJM Capacity Year was held in July 2024. The Company cleared a total of 767.70 MW at a clearing price of 269.92 per MW-day for the PJM MAAC locational delivery areas.
As of September 30, 2025, the expected future period capacity revenues subject to unsatisfied or partially unsatisfied performance obligations were:

	2025(a)	2026	2027
Expected capacity revenues (b)	$18,411	$79,904	$35,131

(a)Estimated for the period from October 1, 2025 through December 31, 2025.
(b)Expected capacity revenue represents cleared capacity MWs and prices in PJM BRAs through May 2027.

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)
The Company’s revenue includes sales from commodity contracts that are accounted for under ASC 815, Derivatives and Hedging (ASC 815). Revenue from commodity contracts primarily relates to forward sales of commodities merchant energy prices, which are accounted for as derivatives at fair value under ASC 815. These forward sales meet the definition of a derivative under ASC 815 as they have an underlying (e.g. the price of gas), a notional amount (e.g. tons), no initial net investment and can be net settled since the commodity is readily convertible to cash. Revenue from commodity contracts is recognized in electricity sales for the contracted amount when the contracts are settled at a point in time by transferring control of the commodity to the customer, similarly to revenue recognized from contracts with customers under ASC 606. From inception through settlement, these forward sales arrangements are recorded at fair value under ASC 815 with unrealized gains and losses recognized in the respective statement of operations caption (revenue or interest expense) and carried on the balance sheet as assets or liabilities (see Note 6: Derivative Instruments and Hedging Activities), respectively. Further information about the fair value of these contracts is presented in the Note 4: Fair Value Measurements.
The following table represents merchant capacity, energy, settlement of power swaps, and ancillary services revenue sales at September 30, 2025.

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Contracts earned under 606:
Capacity	$18,411	$31,884
Energy	61,957	208,243
Ancillary sales	550	2,152

Contracts earned under 815:
Realized gain (loss) on derivative instruments	4,805	3,742
Unrealized gain (loss) on derivative instruments	1,916	821
	$87,639	$246,842

(c)Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value because of their short-term maturity.
(d)Restricted Cash
Restricted cash represents amounts that are required to be maintained in separate accounts in connection with the Project Debt (Note 5) for future debt service, major maintenance requirements, and general corporate purposes.
All funds are held in highly rated money market accounts, and the carrying value approximates fair value as of September 30, 2025.
(e)Property, Plant, and Equipment, Net
The Company’s property, plant, and equipment are stated at cost net of accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful life of the related assets.

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)
The following table provides the depreciable lives used for each asset class:

Balance of plant	30 years
Buildings and other assets	5-25 years

(f)Materials and Supplies
Materials and supplies in the amount of $3.9 million as of September 30, 2025 and December 31, 2024, respectively, is stated at the lower of the average cost or net realizable value.
(g)Income Taxes
The Company is a disregarded entity for tax purposes. Accordingly, any effect of income taxes is recognized at their indirect parent.
(h)Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and member’s capital and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, expenses, and allocation of profits and losses during the reporting period. Actual results could differ from those estimates. The Company is unaware of any change of conditions or situations that would cause any material change in estimates used to prepare the financial statements.
(i)Asset Retirement Obligations
The Company has no legal, constructive, or regulatory obligations related to the closure of the Facility, and accordingly, no asset retirement obligation is recorded in the financial statements.
(j)Impairment of Long-Lived Assets
Long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheets.
(k)Deferred Financing Costs
Deferred financing costs represent costs to obtain long-term financing and are amortized using the effective-interest method over the term of the related debt. Deferred financing costs have been netted against long-term project debt (note 5) and at September 30, 2025 consist of the following:

	September 30, 2025	December 31, 2024
Gross carrying amount	$16,035	$16,035
Accumulated amortization	(9,691)	(7,032)
Balance at end of period	$6,344	$9,003

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)
The related amortization expense for the three and nine months ended September 30, 2025 was $0.9 million and $2.7 million, respectively.
(l)Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash and cash equivalents, restricted cash, accounts payable, and other liabilities approximate their respective fair values due to their short-term maturities. The fair value of the Company’s long-term debt is estimated based on quoted market prices for the same or similar issues and the current rates offered to the Company for debt with the same remaining maturities. The carrying value of the Company’s debt approximates fair market value due to the variable nature of the interest rate.
(m)Derivative and Hedging Activities
The Company recognizes derivative instruments as either assets or liabilities in the balance sheet at their respective fair values, unless they qualify for the normal purchase-normal sale exception. These instruments are reported gross on the Company’s balance sheet. The Company uses derivative instruments to manage its exposure to interest rate risk and merchant power price risk and does not hold or issue derivative instruments for speculative or trading purposes.
The Company did not elect hedge accounting for all of its derivatives. The Company carries the derivatives at their fair value on the balance sheet and recognizes any subsequent changes in their fair value in earnings.
(n)Leases
The Company accounts for leases in accordance with Topic 842. The Company reviews its arrangements at contract inception to determine if it is or contains a lease. As of September 30, 2025 and December 31, 2024 the Company has not entered into any material leases.
(o)Interest Expense
Interest payments are reported as interest expense on the statements of operations. Total interest expense was $7.3 million and $27.1 million for the three and nine months ended September 30, 2025, respectively. Interest expense includes interest on debt, interest rate swap settlements and corresponding changes in fair value.
(p)Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable, which are concentrated within the energy industry and derivative financial instruments with large creditworthy financial institutions. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the diversification and creditworthiness of its customer base. As of September 30, 2025, substantially all the Company’s revenue and accounts receivable is with one counterparty.

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)
(3)Property, Plant, and Equipment, Net
Property, plant, and equipment, net at September 30, 2025 and December 31, 2024 consists of the following:

	September 30, 2025	December 31, 2024
Plant and equipment in service	$794,080	$794,080
Work in process	467	227
Total	794,547	794,307
Less: accumulated depreciation	(187,402)	(167,530)
Total property, plant, and equipment, net	$607,145	$626,777

Depreciation expense was $6.6 million and $19.9 million for the three and nine months ended September 30, 2025, respectively.
(4)Fair Value Measurements
ASC Topic 820, Fair Value Measurement, establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).
Assets and liabilities measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024 are summarized below under the three-level hierarchy established by ASC Topic 820, which defines the levels within the hierarchy as follows:
•Level 1 – Consists of assets or liabilities whose value is based on unadjusted quoted prices in active markets at the measurement date. The Company holds no assets or liabilities that meet the definition of level 1.
•Level 2 – Consists of assets or liabilities valued using industry standard models and based on prices, other than quoted prices within Level 1, that are either directly or indirectly observable as of the measurement date
•Level 3 – Consists of assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date.
The following tables set forth by level within the fair value hierarchy the financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2025 and December 31, 2024. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and placement within the fair value hierarchy levels.

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)

	September 30, 2025
	Level 1	Level 2	Level 3	Total
Derivative assets:
Interest rate swap	$-	$292	$-	$292
Power swap	-	-	678	678
Total assets measured at fair value	$-	$292	$678	$970

Derivative liabilities:
Interest rate swap	$-	$1,127	$-	$1,127
Power swap	-	-	10,025	10,025
Gas swap	-	50	-	50
Total liabilities measured at fair value	$-	$1,177	$10,025	$11,202

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Derivative assets:
Interest rate swap	$-	$3,980	$-	$3,980
Power swap	-	-	4	4
Total assets measured at fair value	$-	$3,980	$4	$3,984

Derivative liabilities:
Power swap	$-	$-	$10,172	$10,172
Total liabilities measured at fair value	$-	$-	$10,172	$10,172

The valuation techniques used to measure the fair value of the Level 2 derivative financial instruments above in which the counterparties have high credit ratings were derived using the income approach from discounted cash flow from pricing models, with all significant inputs derived from or corroborated by observable market data. The Company’s discounted cash flow techniques use observable market inputs, such as SOFR based yield curves.
The gas swaps referenced above have been designated as Level 2 derivative financial instruments. The valuation of these instruments is based on the income approach using discounted cash flow pricing models that incorporate observable market inputs such as forward natural gas prices, basis differentials, and broker quotations for similar contracts in active markets. These inputs are corroborated by market data, and the counterparties to the gas swaps have high credit ratings.
The Power swaps referenced above have been designated as Level 3 derivative financial instruments due to their illiquidity. The power swaps have been entered into with counterparties with high credit ratings.
(a)Additional Information Regarding Level 3 Measurements
For valuations that include both observable and unobservable inputs, if the unobservable input is determined to be significant to the overall inputs, the entire valuation is categorized in Level 3. This includes derivatives valued using indicative price quotations for contracts with tenors that extend into periods with no observable pricing. The significant unobservable inputs used in the fair value measurement of the Power Swaps as of September 30, 2025 and December 31, 2024 are as follows:

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)

Range of Significant Unobservable Inputs
Level 3 Financial Instruments	Significant Unobservable Inputs by Valuation Technique	September 30, 2025	December 31, 2024
Power Swap	Power Price	$33.052/MWh to $46.896/MWh	$37.477/MWh to $48.709/MWh

The following table presents the activity for the Power Swaps for the period ended September 30, 2025:

2025
Balance at beginning of period, net	$(10,168)
Unrealized loss on power swaps	821
Balance at end of period, net	$(9,347)

(5)Project Debt
On November 10, 2015, the Company entered into a $532.0 million floating rate construction and term loan facility to finance the construction of the project and a $60.0 million working capital facility (together the Project Debt).
On April 4, 2023, the Company entered into a Credit Agreement (Refinance Agreement) with multiple lenders for a new Term loan facility in the amount of $432.6 million and a working capital loan facility in the amount of $30.0 million. The proceeds from the Refinance Agreement were used to pay off the original term loan facility. This replaced the Project Debt with new loan terms and interest rates. One lender from the original term loan facility rolled over the principal amount of $21.0 million to be deemed borrowed under the refinance agreement. The rollover did not result in an actual exchange of cash.
Due to the majority of new lenders and materially different terms on the new loan this transaction was treated as an extinguishment of the original project debt and placement of new debt for these financial statements. The unamortized deferred financing costs of $1.9 million from the original project debt were written off as part of extinguishment, the Company recorded to deferred financing cost amortization expense in the statements of operations.
The Project Refinance Agreement contains certain restrictive covenants that, among other things, limit the Company’s ability to incur additional indebtedness, maintain reserve accounts, make distributions, and the requirement to hedge the majority of interest rate risk.
The working capital facility has two primary uses: (i) to issue letters of credit and (ii) make working capital loans. Any working capital loans drawn pay interest at SOFR +400 bps and must be fully repaid by the fifth anniversary of the closing date. Repayments of working capital loans may be re-borrowed after the working capital loan has been repaid.
As of September 30, 2025 and December 31, 2024, the Company has debt outstanding as follows:

	September 30, 2025	December 31, 2024	Interest Rate
Term loan facility	$345,669	$387,184	Variable
Working capital loan facility	-	-	Variable
Total outstanding balance	345,669	387,184
Less: deferred financing costs (net)	(6,344)	(9,003)
Less: current portion of project loan	(4,400)	(4,400)
Total project loan	$334,925	$373,781

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)
The principal and interest payments on the Project Refinancing Agreement are made quarterly on March 31, June 30, September 30, and December 31 of each year. The amount of these payments includes a mandatory principal payment in addition to a cash sweep mechanism for additional principal payments calculated on a quarterly basis. As of September 30, 2025 and December 31, 2024, the fair market value of the debt was $350 million and $393 million, respectively. For the three and nine months ended September 30, 2025, the amount of interest cost incurred on the current Project Debt was $7.3 million and $27.1 million, respectively.
The annual maturities of the Refinance Agreement based on mandatory principal payments as of September 30, 2025 are as follows:

2025 (remaining three months)	$1,100
2026	4,400
2027	4,400
2028	4,400
2029	331,369
Thereafter	-
Total	$345,669

(6)Derivative Instruments and Hedging Activities
The Company uses interest rate derivative instruments to manage its exposure to changes in the interest rate on its variable rate debt instruments. In addition, from time to time the Company uses power swaps to manage its merchant power price risk.
By using derivative financial instruments to hedge exposures to changes in interest rates and fluctuating power prices the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty, and therefore, the Company is not exposed to the counterparty’s credit risk in those circumstances. The Company minimizes counterparty credit risk in derivative instruments by entering transactions with high-quality counterparties.
Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates or merchant power prices. The market risk associated with interest-rate contracts and power swap contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.
The tables listed below provide a reconciliation of the beginning and ending net balances for the derivative instruments measured at fair value. All interest rate swaps are classified as Level 2 in the fair value hierarchy and all power swaps are classified as Level 3 in the fair value hierarchy:

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)

	Three Months Ended September 30, 2025
	Gas Derivatives (Level 2)	Interest Rate Derivatives (Level 2)	Power Derivatives (Level 3)	Total Derivatives
Realized and unrealized gains (losses):
Settlements	$(1,567)	$511	$4,805	$3,749
Fair value adjustments	1,916	(464)	1,916	3,368
Total gains (losses)	$349	$47	$6,721	$7,117

Statement of operations recognition:
Revenue	$-	$-	$6,721	$6,721
Fuel expense	349			349
Interest expense	-	47	-	47
Total gains (losses)	$349	$47	$6,721	$7,117

	Nine Months Ended September 30, 2025
	Gas Derivatives (Level 2)	Interest Rate Derivatives (Level 2)	Power Derivatives (Level 3)	Total Derivatives
Realized and unrealized gains (losses):
Settlements	$(1,567)	$1,614	$3,742	$3,788
Fair value adjustments	(50)	(4,816)	821	(4,044)
Total gains (losses)	$(1,617)	$(3,202)	$4,563	$(256)

Statement of operations recognition:
Revenue	$-	$-	$4,563	$4,563
Fuel expense	(1,617)	-	-	(1,617)
Interest expense	-	(3,202)	-	(3,202)
Total gains (losses)	$(1,617)	$(3,202)	$4,563	$(256)

For the three and nine months ended September 30, 2025 the Company received $0.5 million and $1.6 million of interest swap settlements, which were recognized on the statement of operations.
(a)Interest Rate Swaps
On March 28, 2023, the Company terminated and settled its existing interest rate swap agreements, as part of the Refinance Agreement (see Note 5). As part of the settlement of the existing interest rate swap agreements, the Company received $2.0 million for early redemption recorded as a reduction to interest expense. The Company entered into new interest rate swaps whose combined notional value which represent at least 75% of the outstanding principal of the Project Debt at all times. The interest rate swaps are in effect from June 30, 2023 to December 31, 2029 and effectively convert the floating rate for the hedged portion of the Project Refinanced Agreement to a fixed interest rate between 3.45% and 3.75%.

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)
(b)Commodity Swaps
During 2023 and 2024 the Company entered into various Commodity Swap Transactions. These swaps lock in various fixed pricing of the Projects output. The notional volume of the Company's open derivative transactions is 2,393,550 megawatt-hours (MWh) for the period ended September 30, 2025.
The following table summarizes the fair value within the derivative instrument valuation on the balance sheets as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Balance sheet location:
Derivatives not designated as hedging instruments:
Current assets	$815	$1,582
Noncurrent assets	155	2,402
Current liabilities	(8,657)	(2,991)
Noncurrent liabilities	(2,545)	(7,181)
Total derivatives not designated as hedging instruments	(10,232)	(6,188)
Total derivatives	$(10,232)	$(6,188)

(7)Related Party Transactions
(a)Administrative Management Agreement (AMA)
The Company executed an AMA with Caithness Freedom Administrative Management, LLC on November 10, 2015 to act as an independent contractor who performs operational management and general administrative services. The services and fees under the AMA began on January 1, 2018 and continue throughout the operating period of the Project. The Company pays an annual fee of $2.0 million, which will be subject to annual increases based on the Consumer Price Index increase for the immediately preceding 12-month period. For the three and nine months ended September 30, 2025, the AMA fees of $0.6 million and $1.9 million respectively were incurred and recorded in general and administrative expenses in the statements of operation.

(b)Amounts Due from and Due to Related Parties
Amounts due to related parties pertain to payments of normal course of business expenses paid on behalf of the Company and intercompany loans. The Company currently does not have amounts due to or due from related parties as of September 30, 2025 and December 31, 2024.
(8)Commitment and Contingencies
(a)Letters of Credit
In 2023 and 2024, the Company obtained Letters of Credit (LOC) under the working capital facility to satisfy the obligations for various site permit requirements. On December 31, 2024 the Commodity Hedging LOC was no longer necessary and was returned to the working capital facility.
The Company pays commitment fees in connection with the undrawn balance of the working capital facility. For the three and nine months ended September 30, 2025, the LOCs and commitment fees, were $0.2 million and $0.7 million, respectively, which are included in interest expense on the statements of operations.

The table below summarizes the Company’s commitment fees as of September 30, 2025:

MOXIE FREEDOM LLC
Notes to Condensed Financial Statements
(Unaudited)

	September 30, 2025
	Committed amount	Fee percentage
Working capital commitment fee	$6,500	0.625%

(b)Legal Matter
In September 2025, the Company received notice from an unrelated third party alleging breach of contract. The Company has conducted a review of the case and consulted with legal counsel. Based on the information currently available, the Company believes that the claims are without merit and intends to vigorously defend against them. At this time, no reserve has been recorded in the financial statements for potential liabilities related to this litigation, as management does not expect any material adverse impact on the Company's financial position or results of operations.
(c)Operation and Maintenance Agreement (OMA)
On November 10, 2015, the Company entered into an OMA with Ethos Energy Power Plant Services, LLC (EEP), to provide for the operation and maintenance of the Facility. EEP provides appropriate staffing and perform the day-to-day operations, routine testing, maintenance, repair of the Facility, and other services required for electrical energy production. EEP procures all goods, services, accessories, consumables, parts, and equipment as needed to perform their duties as operator and receives payment for all payroll costs for on-site staffing as well as an annual fee to cover all costs to perform their duties as operator. The OMA is due to expire on the earlier of (i) five years after the Operational Phase, subject to extension upon mutual agreement of the Company and EEP and (ii) termination of the agreement by the Company or EEP. The terms of the OMA permit the Company to terminate the agreement at any time during the Operational Phase without cause upon giving 60 days’ written notice to EEP.
Contract pricing under the terms of the OMA are as follows:
•Mobilization Phase: $20 thousand each month with an expected total of $0.2 million, plus reimbursement of payroll costs and other operating expenses
•Operational Phase: $0.3 million annual fees, paid in $25 thousand monthly installments, plus reimbursement of payroll costs and other operating expenses
The OMA also provides for an annual performance adjustment, which, if positive, shall consist of a payment by the Company to EEP or, if negative, shall consist of a payment from EEP to the Company. The terms of the performance adjustment are as follows:
•Annual base amount of $0.2 million, escalated by the change in the CPI compared to the CPI at the date of the OMA execution.
•Consideration of operator performance in safety, environmental, budget compliance and facility availability (all as defined in the OMA).
For the three and nine months ended September 30, 2025, the fees expensed were $1.0 and $3.4 million, respectively.
(d)Contract Service Agreement (CSA)
On September 17, 2015, the Company entered into a CSA with General Electric International, Inc., pursuant to which they will provide parts and services for the installed gas turbines. The CSA will cover maintenance, repair of collateral damage, initial spare parts, monitoring systems, unscheduled outage obligations, nonhazardous cleanup, and permits having to do with the installed turbines.

The term of the CSA is for 20 years with no option to terminate by either party without penalty. Minimum payments required under the contract vary by year totaling $27.0 million from 2024 through 2030 excluding direct costs and variable fees.
(e)Contract for Sale and Purchase of Natural Gas (GSA)
On August 7, 2015, the Company entered into the GSA with South Jersey Resources Group, LLC (SJRG) for the firm supply and transportation of up to 157,000 MMBtu of natural gas to the project for a period of 10 years from the in-service date. In 2015, the Company elected ASC 815 scope except for normal purchase-normal sale. SJRG will procure gas from Cabot Oil & Gas and sell it to the Project using a three-tranche pricing formula:
Pursuant to the terms of the agreement, the Project must bid all available energy (consistent with 150,000 MMBtus of gas) into the PJM Interconnection, LLC (PJM) day-ahead market. If the unit is unavailable to generate energy, there is no gas purchase requirement.
For the three and nine months ended September 30, 2025, the Company incurred expenses of $36.1 million and
$118.9 million, respectively, which have been recorded as fuel expense.
(f)Interconnection Service Agreement (ISA)
On November 6, 2015, PJM and PPL Electric Utilities Corporation executed an ISA with the Company to allow the Facility to connect to PJM’s transmission system with 980 MW of capacity interconnections rights. The Facility is interconnected to the PJM grid through a new 500-kilovolt switchyard along the Susquehanna-Lackawanna 500-kilovolt line. The substation and transmission system upgrades cost $34.5 million, which were capitalized to property, plant, and equipment Effective February 24, 2022, PJM and PPL Electric Utilities Corporation executed a revised ISA with the Company to allow the Facility to connect to PJM’s transmission system for an additional 65 MW for a total of 1,045 MW of capacity interconnections rights.

(9)Subsequent Events
Subsequent events have been evaluated and disclosed as required through the report issuance date of November 26, 2025.